UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) [November 17, 2014]

INTERLINE BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32380	03-0542659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 San Marco Boulevard, Jacksonville, Florida		32207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (904) 421-1400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Interline Brands, Inc., a Delaware corporation (the “Company”), announced today that it has filed a joint notice of settlement with the United States District Court for the Northern District of Illinois (the “Court”) advising the Court of the settlement of Craftwood Lumber Company v. Interline Brands, Inc. (the “Craftwood Litigation”). The Craftwood Litigation is a proposed class action asserting claims against the Company for alleged violations of the Telephone Consumer Protection Act of 1991, as amended by the Junk Fax Prevention Act of 2005, and as previously described in the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 26, 2014.

The Company has denied any fault, wrongdoing, or liability of any kind in connection with the Craftwood Litigation, but has agreed to settle to avoid the expense, inconvenience and inherent risk of litigation. The settlement resolves all current and future liability relating to the Craftwood Litigation.

Under the terms of the settlement agreement entered into with the plaintiffs (the “Settlement Agreement”), the Company agreed to pay $40.0 million in consideration for the settlement of the litigation and release of the Company from liability. All notice and administration costs, fees to the settlement class counsel and the incentive payment to the class representative will be paid from this settlement payment. As of September 26, 2014, a litigation-related pre-tax accrual of $20.5 million was included in accrued expenses and other current liabilities in the Company’s consolidated balance sheet, based on the Company’s previous assessment of legal risks associated with the matter. Accordingly, an additional pre-tax accrual of $19.5 million will be recorded for this litigation matter during the quarter ending December 26, 2014. The settlement is subject to preliminary and final approval by the Court, which is expected to take several months to complete. The Company anticipates making payment of the settlement funds to the class members sometime in the second or third quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLINE BRANDS, INC.
(Registrant)

Date	November 17, 2014	/S/ MICHAEL AGLIATA
Michael Agliata
Title: Vice President, General Counsel and Secretary